Exhibit 99.1

News from Aon

Aon Increases Share Repurchase Program to $2 billion

— Repurchased 23.1 million shares for $861 million since November 2005 —

CHICAGO, IL — November 20, 2006 - Aon Corporation (NYSE: AOC) announced today that its Board of Directors has increased the authorized share repurchase program by $1 billion to a total of $2 billion available for share repurchase.  Through the close of trading on November 17, 2006, the Company had repurchased 23.1 million shares for $861 million under the previously existing $1 billion share repurchase program authorized in November 2005.

“The increased share repurchase program is an indication of the Board’s belief in the underlying strength of the business and is an effective use of capital to maximize long-term shareholder value,” said Greg Case, Aon president and chief executive officer.

The shares will be purchased in the open market or in privately negotiated transactions.  Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors.

About Aon

Aon Corporation provides more insurance brokerage, reinsurance brokerage and risk management services than any other company in the world, and is a leader in human capital and management consulting and specialty insurance underwriting.  Aon has 45,000 employees in 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, our ability to consummate the pending sale of the Aon Warranty Group, our ability to obtain regulatory or legislative changes to permit continuous sales of our supplemental Medicare health product, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

Investor Contact:	Scott Malchow
Vice President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153